Exhibit 99.2

4Q’04 Conference Call Script

VINCENT F. PALAGIANO

Good morning and welcome everyone.

The fourth quarter came in as we expected. Earnings per share were twenty-nine cents compared to thirty-one cents in the third quarter. We earned thirty-five cents in last year’s fourth quarter, excluding balance sheet restructuring charges that are detailed in the press release. For the full year, reported earnings per share were $1.28 versus $1.37 in 2003.

Earnings, excluding prepayment fees and gains and losses on the sale of securities, were twenty-seven cents in the quarter versus twenty-eight cents in last year’s fourth quarter. Prepayment fees equaled 7 cents in last year’s fourth quarter, when loan amortization was coming off its peak at 40% annualized, as compared to 2 cents this quarter, in which we experienced an 11% annualized rate of amortization. This rate hasn’t been this low since early 2001. For the year, amortization speed was just under 24%, compared to 45% in 2003. We believe that we are moving back toward the historical average annual amortization rate of around 12- to - 15%.

For the year, prepayment fee income added 17 cents to per share earnings compared to 26 cents in 2003.

Total loans increased at a 3.3% annualized rate during the fourth quarter. Real Estate originations were $108 million with an average rate of 5.55%, up from 5.23% in the third quarter. By comparison, the average rate on new originations was 4.8% in the second quarter, which represented the low-water mark for rates during the year.

For the year, real estate originations totaled $1.01 billion, compared to $1.10 billion during ’03.

At the end of the quarter, the multifamily and mixed-use loan commitment pipeline was $96.6 million with an average rate of 5.40%.

This quarter deposits were a bit softer as we allowed a portion of higher cost, promotional deposits to runoff. In fact, almost 95% of the decline in deposits in the second half of the year was in these enhanced rate deposits. These deposits now account for 27% of our deposit base versus almost 32% in June. This mix shift enabled the average cost of deposits to again decline, by 3 basis points in the fourth quarter on top of the 10 basis points in the third. This has been important to the stabilization of the net interest margin during this low growth period. We are remaining focused on the quality of our deposits, in terms of the right mix and the right rate to support our current outlook.

Average deposits per branch remained a high $111 million with core deposits accounting for 57% of total deposits.

I‘m pleased to say that the non-performing asset ratio was a low four basis points. That’s eight quarters in a row now in which the non-performer ratio has been below five basis points. Most of you know how much we pride ourselves on our asset quality track record. There was one loan with a balance of 450,000 dollars in West New York, New Jersey, which caused the increase in non-performers during the quarter and I’m pleased to tell you that this loan has already been reinstated.

In November we completed the conversion of our online computer system.  This system touches every function and activity in our bank and it was a very major undertaking. The new system will save us approximately half a million dollars per year in data processing costs going forward, while providing more functionality. I want to take this opportunity to thank the many staff members of the Bank who put in the extra time and effort necessary to make this conversion a success.

As the results of this quarter bear out, we have been consolidating our balance sheet - deepening our relationships with our core deposit customers, while continuing to sell longer term loans to the secondary market. These actions have worked to stabilize deposit costs and loan yields for now. Our expense levels remain well under control, as does our asset quality.

We have prudently continued to tightly control the rate of asset growth in light of the flattening yield curve. As well, we continue to generate Dime’s traditional high relative returns on assets and equity, while adding to our capital base, in the belief that we are best positioning the Company for future growth.

At our regular Board meeting last Thursday, we were pleased to declare a regular 14-cent quarterly dividend. Since going public in June ’96, our dividends have compounded at a rate close to 40%. We’re proud of our strong track record and pleased to reward our shareholders for their continued support.

With that, Ken will now give you more insight into the financials. Ken.

KENNETH J. MAHON

Thank you, Vinny.

I thought we’d lead with our strengths this morning, which are the Company’s fundamentals: tangible equity ratio is 6.9% at the end of the quarter; return on equity is 14 ½%, and cash return on tangible equity is over 19%. In other words, new equity continues to be created at a 19% annualized rate. On a cash basis, the dividend payout ratio is now 47%. The efficiency ratio, which is based on earnings, ran at a 40% rate this quarter. Non interest expense to average assets was a low 1.29%.

On a quarter-over-quarter basis, the effective tax rate went from 32 ½ to 37 ½. Because of the restructuring that occurred in the 4th quarter of 2003, the effective tax rate was affected only for that quarter, and the regular run rate of 37 ½ % continues to apply.

I saw one research report recently, which accurately stated that Dime took its foot off the accelerator around the end of the 3rd quarter and that’s reflected in last quarter’s loan origination volume of 108 million dollars, our lowest quarterly production since the 4th quarter of 2001.

Last year, more than a half a billion dollars of our 2 billion dollar portfolio refinanced from an average rate of 6.9% to a lower average rate of 5.05%. With rates stuck at their lowest in a generation, we felt it would be prudent to scale back new loan originations temporarily.

The Company’s overall mortgage asset yield of 5.65% actually went up 3 basis points from last quarter due to the slowdowns in originations and refinances. More broadly, though, the yield reflects the high quality of the portfolio: low average loan-to-value, high average debt service ratio, few construction or development loans in the portfolio, and at the moment, commercial real estate represents only 11% of the portfolio. More specifically, the current LTV of the mortgage portfolio is 56% and the average debt service ratio is 2.07%. (DSR: can underwrite as low as 1.15%)

As we moved into the second half of last year, we were more selective in our loan pricing, and still by year end we originated a billion dollars worth of new loans, and had loan portfolio growth of over 14%. Another fact of life about the recent multifamily market is that, while rates were low, the marketplace shifted from a typical 5-year repricing product to a more common 7-year product.
Because the Company generates a lot of capital internally, we had room to grow the balance sheet faster in 2004, but that would have required either adding more interest rate risk, or funding the new loans with long term debt at unattractive spreads. As it was, we sold over 80% more loans to Fannie Mae in 2004 than in 2003 - 165 million dollars compared to 90 million during the prior year. The loans we sold had an average life of about 9 years - over 2 years longer than our portfolio originations. That’s part of the value we derive from the Fannie Mae partnership - we can sell long maturity loans yet still keep the loan relationship with the customer.

On the funding side, we placed our focus on retaining our core depositor base. We competed on rate for customers who maintain some combination of checking, money market and CD accounts with us - in other words, those who use Dime as one of their primary banking relationships. Still, because of the method we use to build deposits, there’s always a certain amount of ‘new money’ in the deposit base. We traditionally use a step-down rate to hold onto newly acquired depositors and buy extra time to cross-sell them on other accounts. We chose to be more selective about the use of the step-down last quarter and so lost about 5% of the deposit base on an annualized basis. The ‘new money’ component of the deposit base fell from 31 ½ % as of June 30th to 27% as of December 31st. The other result was that the average cost of deposits fell slightly on a linked quarter basis from 1.66% to 1.63%.

The decrease in core deposits was a bit larger than overall deposits. That’s because some traditional CD money was parked in liquid money market accounts while deposit rates were so low. Now that CD rates are increasing, there will continue to be some migration of core deposits back to CD’s. Core deposits are a great source of low cost funds for banks and thrifts, but CD customers represent the traditional thrift base, and in our opinion that hasn’t changed because of the last few years.

Net interest margin remained stable on a linked quarter basis mainly because we managed it in the context of keeping the balance sheet flat: margin went up one basis point from 2.92% to 2.93%. At the time of our last conference call, prior to the election, there was still a lot of disagreement about the timing and magnitude of increases in short-term interest rates. Now, most economic forecasts are predicting quarter point increases in the fed funds rate at every Fed meeting for the remainder of the year, with some forecasts reaching as high as 4 ½ %. Under those conditions, it’s unlikely that the net interest margin will hold.

There are two key determinants to how far and how fast the margin could potentially drop: one is how sticky our deposits are in a rising rate environment; the second is how aggressive our deposit pricing will need to be when we resume balance sheet growth.

In fact, we would hope to begin growing the balance sheet again this year, perhaps picking up momentum as we move through the year. It’s increasingly likely though that we’ll be adding assets in an environment of a much flatter yield curve.

In any event, we’re probably seeing the high water mark for net interest margin for a while.

Although the margin is important, there are other keys to profit. Fannie Mae sales could play a more prominent role in building fee income this year, and we still have a significant amount of primary and secondary capital to use either for leverage or for share repurchases. Operating expenses again will be a bright spot in 2005. Among other things, a portion of the core deposit intangible remaining from an earlier acquisition will be fully amortized by the end of March. Also, the conversion of our core processing system saves about ½ a million dollars a year on a recurring basis. Bottom line would be a run rate of about 10.3 million dollars in non-interest expense per quarter. This excludes any option expense that may result from the adoption of FAS 123r. Under the proposed accounting treatment, we’re looking at a non-cash option expense of about a penny per quarter. There was also a slight uptick in the loan loss provision in the 4th quarter, due to a charge off of about 40 thousand dollars of small consumer receivables. Unless credit conditions change, the regular run rate for the provision remains the same, at 60 thousand dollars a quarter.

Turning to balance sheet liquidity, we estimate at least $400 million dollars in net free cash flow available from current assets in 2005.

About 80% of our investment portfolio is in mortgage-related securities with a book yield of 3.7% and duration of 2.6 years. Until November, we also had a Fannie Mae preferred security in the portfolio, but sold it at par just before the bad news started to accumulate.

Since last quarter, we’ve projected additional increases in the money market base rate for the coming year, which is the most significant factor affecting EPS guidance for ’05. Nevertheless, we expect that earnings for the 1st quarter will continue in the 27 - 29 cent range. Balance sheet changes tend to take a couple of quarters before becoming evident in earnings.

Because the refinance market appears to have run its course, we may include a bigger mix of commercial real estate and small mixed use in our originations this year, both of which tend to produce higher yields. Because our portfolio has only 11% commercial real estate, there is still room to grow that segment without sacrificing our conservative underwriting standards.

Our goal would also be to fund new loan growth with deposits, although achieving new deposit growth in the early rounds can be expensive. It’s too early yet to be specific about achievable asset growth, but under any kind of reasonable conditions, we could see footings grow by about 10 - 12% by year-end.

With that, I’ll return you to Mr. Palagiano. Operator?

VINCENT F. PALAGIANO

Thank you everyone for joining us this morning. If you have any additional questions please give us a call.